EXHIBIT 99.1

Houston Wire & Cable Company Reports Second Quarter 2007 Record Sales Results and Initiates Quarterly Dividend

HOUSTON, Aug. 1, 2007 (PRIME NEWSWIRE) -- Houston Wire & Cable Company (Nasdaq:HWCC) (the "Company") announced record sales for the second quarter and first half of 2007. The Company also announced that its Board of Directors has declared an initial cash dividend of $0.075 per share to shareholders of record at the close of business on August 15, 2007.

 Selected highlights for the second quarter of 2007 compared with the second quarter of 2006:

 * Sales increased 6% to a record $89 million from $84 million
 * Internal growth accounted for the entire increase in sales
 * Basic and diluted EPS were $0.40 vs. $0.42 on a pro-forma basis
   (assuming the Company had been public for the entire 2006 year)
   and $0.48 on a GAAP basis
 * The Company will pay a quarterly dividend of $0.075 per share to shareholders of record at the close of business on August 15, 2007

 Selected highlights for the first half of 2007 compared to the first half of 2006:

 * Sales increased 14% to a record $171 million from $151 million
 * Internal growth accounted for the entire increase in sales
 * Net Income increased 20% to a record $15.7 million
 * Basic and diluted earnings per share were $0.75 vs. $0.68 on a pro-forma basis (assuming the Company had been public for the entire 2006 year) and $0.77 on a GAAP basis

Sales in the second quarter of 2007 reached a record level of $89 million by achieving an additional six percent increase on top of last year's record second quarter, which had grown 80% over the prior year. During the recent quarter, the Company continued to penetrate its target markets in the Utility, Infrastructure, and Industrial Sectors which drove sales in all five of our growth initiatives. The Company estimates that nearly all of the sales growth in the second quarter of 2007 resulted from activity in our five major growth initiatives, encompassing Emission Controls, Engineering & Construction, Industrials, LifeGuard (and other private branded products) and Utility Power Generation.

Furthermore, the Company estimates that approximately $3-$4 million of sales were realized in the second quarter of 2006 as a result of two major hurricanes, Katrina and Rita, which hit the Gulf Coast in late 2005. If the midpoint of these storm estimates is considered, the Company's sales growth would have approximated 10.6% for the second quarter of 2007.

First half sales growth of 14% in 2007 reflects record levels as we compare to a high growth rate of 68% in the first half of 2006, which was enhanced by strong customer demand amplified by inflation, hurricane impacted sales and an increase in inventory. If the midpoint of the $7-$8 million sales estimate for the storm events is considered, the Company's sales growth would have approximated 19.5% in the first half of 2007. For the first six months of 2007, we continued to perform at levels above 99% in our key customer service metrics: "On-Time Shipments" and "Order Accuracy".

As previously disclosed, the Company anticipated margin compression this year as it had record gross margins in 2006. The second quarter of 2006 gross margin was 330 basis points higher than the previous year's second quarter, and we cautioned that level was unsustainable. Gross margin declined to 26.6% from 29.1% for the current quarter and to 27.1% from 28.2% for the first half of the year. We view 26%-27% gross margin levels as a return to a more normal environment.

Operating Expenses at 11.1% of sales were 70 basis points below last year's second quarter which reflects improving leverage from our sales and distribution platform. For the first half of 2007, Operating Expenses were 12.0% vs. 12.6% in the prior year's first half. This expense leverage from higher sales was tempered by higher than expected public company expenses which added $1.3 million to our first half 2007 expenses. The Company anticipates an additional $1.1 million in unplanned public company expenses for the second half of 2007. Helping to offset these expense variances were improvements from the Company's Operational Excellence initiative, which focuses on customer service and elimination of waste.

Net Income in the second quarter of 2007 increased 2% on top of a difficult comparison of 268% growth in 2006. Net Income in the first half of 2007 increased 20% over the first half of 2006 on top of the 209% growth experienced in 2006.

The financial position of the Company remains strong. Debt has been reduced as a percent of total capital from 21% at June 30, 2006 to 6% at June 30, 2007. Operating Cash Flow has improved by $10 million compared to the first half of 2006, as $5 million cash was generated in 2007 compared to the $5 million funds used in 2006. This was achieved in spite of additional working capital requirements to meet increasing customer demand and a strong inventory platform for the balance of the year.

The Company expects the five major growth initiatives, encompassing Emission Controls, Engineering & Construction, Industrials, LifeGuard (and other private branded products) and Utility Power Generation to be the primary sales drivers in the second half of 2007. As a reminder, fiscal year 2006 had 68% sales growth over 2005 levels in the first half of the year compared to 38% in the second half.

President & CEO, Charles Sorrentino commented, "As we look to the next 18-24 months, we currently see a robust project environment. Pre-order sales activity, orders in process and newly identified project opportunities are at encouraging levels. The $2.4 million aforementioned additional public company expenses and the absence of recurring hurricane sales in 2007, will negatively impact EPS by approximately $0.16 per share for 2007. Accordingly, we now estimate EPS for 2007 to be in the range of $1.57 - $1.66 per share.

"We manage our business with a multiple year horizon in mind. Thus, we are very pleased with our progress. At the midpoint of 2007, sales are up 91% over the last twenty-four months, while net income has increased 270% for the same period and debt has been reduced by 85%. Moving forward, we anticipate future growth to develop more as a step function, as it has in the recent past, rather than in a linear pattern more commonly seen in larger growth companies.

"And finally, on behalf of our Board of Directors, I am pleased to announce our first ever quarterly dividend of $0.075 per share, payable on or before August 31, 2007 to shareholders of record at the close of business on August 15, 2007. Barring unforeseen events, the Company believes it has adequate capital to fund its long-term goals of 15%-20% EPS growth and execute on this new capital structure."

Conference Call

The Company will host a conference call to discuss second quarter results on Wednesday, August 1st at 10:00 am CDT. Hosting the call will be Charles Sorrentino, President and Chief Executive Officer, and Nicol Graham, Chief Financial Officer.

This call is being web cast by Thomson/CCBN and can be accessed under the Investor Relations section of HWCC's website at www.houwire.com. Institutional investors can access the call at (www.streetevents.com), a password-protected event management site hosted by Thomson Street Events.

Approximately two hours after the call has been completed, the web cast can be found under the Investor Relations section of our website at www.houwire.com. The web cast will be available for 30 days and a replay of the telephone conference will be available until August 15, 2007. Interested parties should use the following replay phone numbers:

Primary Replay Number: (888) 286-8010

Secondary Replay Number: (617) 801-6888

Participant Password: 11246272

About the Company

With more than 30 years of experience in the electrical industry, Houston Wire & Cable Company is one of the largest distributors of specialty wire and cable and related services in the U.S. electrical distribution market. Headquartered in Houston, Texas, HWCC has sales and distribution facilities in Atlanta, Baton Rouge, Charlotte, Chicago, Denver, Houston, Los Angeles, Philadelphia, San Francisco, Seattle and Tampa.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables and private branded products, including LifeGuard, a low-smoke, zero-halogen cable. HWCC's comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

The Houston Wire & Cable Company logo is available at http://www.primezone.com/newsroom/prs/?pkgid=2807

Forward-Looking Statements

This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors which include, but are not limited to economic downturns and cyclicality in the markets served, risks associated with inventory, fluctuations in the prices of copper and other commodities, changes in relationships with customers, dependence on third-party manufacturers and suppliers, changes in the terms of vendor rebate programs, loss of key personnel or difficulties recruiting and retaining new qualified personnel, market acceptance of private branded products, success of initiatives to penetrate targeted markets, future capital needs and uncertainty of additional financing, new or changed competitors and other risks and challenges. For a complete discussion of risk factors, please review our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 14, 2007.

Additionally, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.

                     HOUSTON WIRE & CABLE COMPANY
                      Consolidated Balance Sheets
                   (In thousands, except share data)

                                             June 30,     December 31,
                                               2007          2006
                                             --------      --------
                                           (unaudited)
 Assets
 Current assets:
  Accounts receivable, net                   $ 57,789      $ 52,128
  Inventories, net                             64,202        56,329
  Income taxes receivable                         608            --
  Deferred income taxes                         1,221         1,165
  Prepaid expenses                                840           450
                                             --------      --------
     Total current assets                     124,660       110,072
                                             --------      --------

 Property and equipment, net                    3,017         2,973
 Goodwill                                       2,996         2,996
 Deferred income taxes                            889           688
 Other assets                                     133           135
                                             --------      --------
    Total assets                             $131,695      $116,864
                                             ========      ========

 Liabilities and stockholders' equity
  Current liabilities:
   Book overdraft                            $  2,559      $  1,265
   Trade accounts payable                      13,719        10,988
   Accrued and other current liabilities        9,877        10,358
   Income taxes payable                            --           520
                                             --------      --------
 Total current liabilities                     26,155        23,131
                                             --------      --------

 Long term obligations                          6,000        12,059

 Stockholders' equity:
  Common stock, $0.001 par value;
   100,000,000 shares authorized:
   20,987,077 shares issued and
   outstanding at June 30, 2007 and
   20,867,172 at December 31, 2006                 21            21
  Additional paid-in-capital                   53,127        50,979
  Retained earnings                            46,392        30,674
                                             --------      --------
 Total stockholders' equity                    99,540        81,674
                                             --------      --------
 Total liabilities and
  stockholders' equity                       $131,695      $116,864
                                             ========      ========

                     HOUSTON WIRE & CABLE COMPANY
                   Consolidated Statements of Income
                              (Unaudited)
            (In thousands, except share and per share data)

                         Three Months Ended        Six Months Ended
                               June 30,                 June 30,
                       ----------------------   ----------------------
                          2007        2006         2007        2006
                       ----------  ----------   ----------  ----------
 Sales                 $   89,210  $   84,184   $  170,998  $  150,612
 Cost of sales             65,486      59,657      124,665     108,094
                       ----------  ----------   ----------  ----------
 Gross profit              23,724      24,527       46,333      42,518

 Operating expenses:
  Salaries and
   commissions              5,499       5,947       11,177      11,019
  Other operating
   expenses                 4,300       3,844        9,066       7,592
  Management fee               --          83           --         208
  Depreciation and
   amortization               109          90          219         183
                       ----------  ----------   ----------  ----------
 Total operating
  expenses                  9,908       9,964       20,462      19,002
                       ----------  ----------   ----------  ----------
 Operating income         13,816      14,563       25,871      23,516
 Interest expense            186       1,120          371       2,174
                       ----------  ----------   ----------  ----------
 Income before income
  taxes                    13,630      13,443       25,500      21,342
 Income taxes               5,209       5,189        9,782       8,286
                       ----------  ----------   ----------  ----------
 Net income            $    8,421  $    8,254   $   15,718  $   13,056
                       ==========  ==========   ==========  ==========

 Earnings per share:
  Basic                $     0.40  $     0.48   $     0.75  $     0.77
                       ==========  ==========   ==========  ==========
  Diluted              $     0.40  $     0.48   $     0.75  $     0.77
                       ==========  ==========   ==========  ==========
 Weighted average common
  shares outstanding:
   Basic               20,960,621  17,084,206   20,914,580  16,850,196
                       ==========  ==========   ==========  ==========
   Diluted             21,042,872  17,186,940   21,019,981  16,948,576
                       ==========  ==========   ==========  ==========

                     HOUSTON WIRE & CABLE COMPANY
                 Consolidated Statements of Cash Flows
                              (Unaudited)
                            (In thousands)
                                              Six Months Ended June 30,
                                               ----------------------
                                                  2007         2006
                                               ---------    ---------
 Operating activities
 Net income                                    $  15,718    $  13,056
 Adjustments to reconcile net income to
  net cash provided by (used in)
  operating activities:
   Depreciation and amortization                     219          183
   Amortization of capitalized loan costs             32          157
   Amortization of unearned stock compensation       855           56
   Provision for doubtful accounts                  (299)          --
   Provision for returns and allowances             (156)         325
   Provision for inventory obsolescence              (54)         224
   Deferred income taxes                            (257)           9
   Changes in operating assets and liabilities:
    Accounts receivable                           (5,206)     (10,597)
    Inventories                                   (7,819)     (22,909)
    Prepaid expenses                                (390)          37
    Other assets                                     (29)         (30)
    Book overdraft                                 1,294        2,631
    Trade accounts payable                         2,731        8,936
    Accrued and other current liabilities           (481)       1,473
    Income taxes payable/receivable               (1,128)       1,432
                                               ---------    ---------
 Net cash provided by (used in)
  operating activities                             5,030       (5,017)

 Investing activities
  Expenditures for property, plant,
   and equipment                                    (264)        (257)
                                               ---------    ---------
 Net cash used in investing activities              (264)        (257)
 Financing activities
  Borrowings on revolver                         166,628      150,953
  Payments on revolver                          (172,687)    (185,417)
  Payments on long-term obligations                   --      (10,187)
  Proceeds from exercise of common
   stock options                                      90            6
  Proceeds from sale of common stock                  --       51,381
  Payment of common stock offering costs              --       (1,482)
  Excess income tax benefit for common
   stock options                                   1,203           20
                                               ---------    ---------
 Net cash provided by (used in)
  financing activities                            (4,766)       5,274
                                               ---------    ---------
 Net change in cash                                   --           --
 Cash at beginning of period                          --           --
                                               ---------    ---------
 Cash at end of period                         $      --    $      --
                                               =========    =========

CONTACT: Houston Wire & Cable Company
         Hope M. Novosad, Investor Relations Coordinator
         Direct:  713.609.2110
         Fax:  713.609.2168
         hnovosad@houwire.com